Exhibit 10.8

AMENDED AND RESTATED SEVERANCE AGREEMENT

    This Amended and Restated Severance Agreement (this “Agreement”) amends and restates that certain Severance Agreement, dated October 16, 2012 (the “Severance Agreement”), by and between Chart Inc. and Joe Brinkman (“Employee”).

    Chart Inc. entered into the Severance Agreement to provide Employee with severance benefits upon Employee’s termination of employment under certain conditions.

    On October 1, 2021, the Board of Directors of Chart Industries, Inc. (the “Company”), parent company of Chart Inc., appointed Employee as the Company’s Vice President and Chief Financial Officer. The Company desires to amend and restate Employee’s Severance Agreement to provide severance benefits upon a Change in Control of the Company, and Employee desires to enter into this Agreement.

    In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.Restricted Stock Agreement. Employee agrees and acknowledges that the Company’s obligations pursuant to this Agreement are conditioned upon (i) Employee’s continued compliance with the covenants contained in Sections 4 and 5 of that certain Restricted Stock Agreement, dated October 16, 2012, by and between Employee and the Company (the “Restricted Stock Agreement”) and (ii) that the benefits Employee receives pursuant to this Agreement serve also as consideration for the covenants of Employee contained in Sections 4 and 5 of the Restricted Stock Agreement.
    2.    Termination. Employee's employment with the Company may be terminated by either party at any time and for any reason. The provisions of this Section 2 govern Employee's rights upon Termination of Employment with the Company and its affiliates. “Termination of Employment” as used in this Agreement means the separation from service, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended from time to time (“Code”, any reference in this Agreement to a Section of the Code shall include all lawful regulations and pronouncements promulgated thereunder, as well as any successor Sections of the Code having the same or similar purpose), of Employee with the Company and all of its affiliates, for any reason, including without limitation, quit, discharge, or retirement, or a leave of absence (including military leave, sick leave, or other bona fide leave of absence such as temporary employment by the government if the period of such leave exceeds the greater of six months, or the period for which Employee’s right to reemployment is provided either by statute or by contract) or permanent decrease in service to a level that is no more than twenty percent (20%) of its prior level. For this purpose, whether a Termination of Employment has occurred is determined based on whether it is reasonably anticipated that no further services will be performed by Employee after a certain date or that the level of bona fide services Employee will perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services if Employee has been providing services less than 36 months). The terms “Terminate” or “Terminated,” when used in reference to Employee’s employment or the Employment Period, shall refer to a Termination of Employment as set forth in this paragraph. “Date of Termination” refers to the effective date of Employee’s Termination of Employment.

a.Termination by the Company Without Cause or Resignation by Employee for Good Reason.
(i)Events. Employee’s employment hereunder may be terminated by the Company without Cause at any time, including during the Protected Period (as defined below), or by Employee’s resignation for Good Reason during the Protected Period.
(ii)Cause. For purposes of this Agreement, “Cause” shall mean Employee’s (A) willful failure to perform duties consistent with Employee’s position with the Company which failure, if curable, is not cured promptly, or in any event within ten (10) days, following the first written notice of such failure from the Company, (B) commission of, or plea of guilty or no contest to a (x) felony or (y) crime involving moral turpitude, (C) willful malfeasance or misconduct which is demonstrably injurious to the Company or its subsidiaries or affiliates, (D) material breach of the material terms of Sections 4 and 5 of the Restricted Stock Agreement, (E) commission of any act of gross negligence, corporate waste, disloyalty or unfaithfulness to the Company or its subsidiaries which adversely affects the business of the Company or its subsidiaries or affiliates, or (F) any other act or course of conduct which will demonstrably have a material adverse effect on the Company, a subsidiary or affiliate’s business.
(iii)Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without Employee’s consent: (i) a material diminution in Employee’s base salary (excluding any general salary reduction similarly affecting substantially all other senior executives of the Company as a result of a material adverse change in the Company’s prospects or business); (ii) a material diminution in Employee’s authority, duties, or responsibilities; (iii) a material change in the geographic location at which Employee must perform services; or (iv) any other action or inaction that constitutes a material breach by the Company of this Agreement; provided, however, that “Good Reason” shall not be deemed to exist unless: (A) the Employee has provided notice to the Company of the existence of one or more of the conditions listed in (i) through (iv) within 90 days after the initial occurrence of such condition or conditions; and (B) such condition or conditions have not been cured by the Company within 30 days after receipt of such notice.
(iv)Protected Period. For purposes of this Agreement, “Protected Period” shall mean the period of time commencing on the date of a Change in Control and ending two years after such date.
(v)Change in Control. For purposes of this Agreement, “Change in Control” shall mean, with respect to the Employee, the happening of any of the following events (but only if with respect to the Employee, such event would constitute a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation, as defined under Section 409A of the Code):
(A)a change in the ownership of the Company (or any affiliate which either employs the Employee or is a direct or indirect parent of such employer) by which any one person, or more than one person acting as a group, acquires ownership of stock of the Company (or such an affiliate) that, together with stock held by such person or group, constitutes more than fifty rercent (50%) of the total fair market value or total voting power of the stock of the Company (or such an affiliate). However, if any one person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company (or such an affiliate), the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control. (An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company (or such an affiliate) acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this definition. This parenthetical phrase applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) (or such an affiliate) and stock in the Company (or such an affiliate) remains outstanding after the transaction.)
(B)a change in effective control of the Company (or any affiliate which either employs the Employee or is a direct or indirect parent of such employer) by which:
(1)    any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company (or such an affiliate) possessing thirty percent (30%) or more of the total voting power of the stock of the Company (or such an affiliate); or
(2)    a majority of members of the Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election.
(C)a change in the ownership of a substantial portion of the assets of the Company (or any affiliate which either employs the Employee or is a direct or indirect parent of such employer) by which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company (or such an affiliate) that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company (or such an affiliate) immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

(vi)Compensation if Terminated by the Company without Cause Outside of Protected Period. If, at any time other than during the Protected Period, the Employee’s employment is terminated by the Company without Cause (other than by reason of death or disability), Employee shall be entitled to receive, subject to Employee's (x) continued compliance with the provisions of the Restricted Stock Agreement and (y) execution and delivery of a general release of claims against the Company and its affiliates in a form reasonably acceptable to the Company (the “Release”), which Release becomes effective and irrevocable no later than sixty (60) days after the date on which Employee’s Termination of Employment occurs (the “Release Period”), Employee shall be entitled to receive:
(A)a payment in one lump sum in an amount equal to 12 months of Employee's then current base salary; and
(B)    a payment in one lump sum in an amount equal to the normal employee costs associated with 12 months of continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Employee and his eligible dependents who were covered under the Company's health plans as of the date of Employee’s Termination of Employment.
Any payment made under this section shall be paid no later than five (5) days after the end of the Release Period; provided, however, that if the Release Period begins in one calendar year and ends in the following calendar year, any payment, or portion thereof, considered to be non-qualified deferred compensation under Section 409A of the Code shall be made during the second calendar year.

(vii)Compensation if Terminated during Protected Period. If, during the Protected Period, either the Employee’s employment is terminated by the Company without Cause (other than by reason of death or disability) or if Employee resigns for Good Reason, Employee shall be entitled to receive:
(A)the following accrued rights (the “Accrued Rights”):
(1)    the base salary through the Date of Termination;
(2)    any annual bonus earned, but unpaid, as of the Date of Termination for the immediately preceding fiscal year (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company);
(3)    reimbursement, within 60 days following submission by Employee to the Company of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by Employee in accordance with Company policy prior to the date of Employee’s termination of employment; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within 90 days following the date of Employee’s termination of employment; and
(4)    such employee benefits, if any, as to which Employee may be entitled under the employee benefit plans of the Company, including payment for any accrued but unused vacation within 30 days following the date of Employee’s Date of Termination.
(B)subject to Employee’s execution and delivery of the Release, payment in one lump sum of:
(1)    100% of the greater of the current base salary or Employee’s highest base salary paid during employment by the Company or its affiliates; plus

(2)    the greater of (i) 100% of Employee’s target annual bonus for the fiscal year in which Employee’s termination of employment occurs or (ii) 100% of Employee’s target annual bonus for the fiscal year immediately preceding the fiscal year in which the Change in Control occurs;
(C)a lump sum payment equal to the premium subsidy the Company would have otherwise paid on Employee’s behalf under the Company’s health insurance plan had he remained employed for the twelve (12) months period following the Date of Termination.
Any payment made under this section shall be paid no later than five (5) days after the end of the Release Period; provided, however, that if the Release Period begins in one calendar year and ends in the following calendar year, any payment, or portion thereof, considered to be non-qualified deferred compensation under Section 409A of the Code shall be made during the second calendar year.
Following Employee’s termination of employment by the Company without Cause (other than by reason of Employee’s death or disability) or by Employee’s resignation for Good Reason, Employee shall have no further rights to any compensation or any other benefits under this Agreement.

3.    Miscellaneous.
a.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof.
b.Dispute Resolution. Except as otherwise provided in Section 3 of this Agreement, any controversy, dispute, or claim arising out of, in connection with, or in relation to, the interpretation, performance or breach of this Agreement, including, without limitation, the validity, scope, and enforceability of this section, may at the election of any party, be solely and finally settled by arbitration conducted in Cleveland, Ohio, by and in accordance with the then existing rules for commercial arbitration of the American Arbitration Association, or any successor organization and with the Expedited Procedures thereof (collectively, the "Rules"). Each of the parties hereto agrees that such arbitration shall be conducted by a single arbitrator selected in accordance with the Rules; provided that such arbitrator shall be experienced in deciding cases concerning the matter which is the subject of the dispute. Any of the parties may demand arbitration by written notice to the other and to the Arbitrator set forth in this Section 3(b) (“Demand for Arbitration”). Each of the parties agrees that if possible, the award shall be made in writing no more than 30 days following the end of the proceeding. Any award rendered by the arbitrator(s) shall be final and binding and judgment may be entered on it in any court of competent jurisdiction. Each of the parties hereto agrees to treat as confidential the results of any arbitration (including, without limitation, any findings of fact and/or law made by the arbitrator) and not to disclose such results to any unauthorized person. The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable. In the event of any arbitration with regard to this Agreement, each party shall pay its own legal fees and expenses, provided, however, that the Company agrees to pay the cost of the Arbitrator's fees.

c.Entire Agreement/Amendments. Except as set forth in the Restricted Stock Agreement or any stock option, restricted stock, performance unit, or indemnification agreement, this Agreement contains the entire understanding of the parties with respect to the employment of Employee by the Company or its affiliates. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.
d.No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
e.Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
f.Assignment. This Agreement, and all of Employee's rights and duties hereunder, shall not be assignable or delegable by Employee. Any purported assignment or delegation by Employee in violation of the foregoing shall be null and void ab initio and of no force and effect.

This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company.
g.Set-Off; No Mitigation. The Company's obligation to pay Employee the amounts provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Employee to the Company or its affiliates.
h.Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
i.Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
If to the Company:
Chart Industries, Inc.
3055 Torrington Drive
Ball Ground, GA 30107
Attention:    General Counsel
If to Employee:
To the most recent address of Employee set forth in the personnel records of the
Company.

j.Prior Agreements. This Agreement supercedes all prior agreements and understandings (including verbal agreements) between Employee and the Company and/or its affiliates regarding the terms and conditions of Employee's employment with the Company and/or its affiliates, except that this Agreement does not supercede the Restricted Stock Agreement or any stock option agreement, restricted stock agreement, performance unit agreement, or indemnification agreement.
k.Cooperation. Employee shall provide Employee's reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Employee's employment hereunder. This provision shall survive any termination of this Agreement.
1.    Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
m.    Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

n.    Compliance with Section 409A. It is intended that the payments and benefits provided under this Agreement shall either be exempt from application of, or comply with, the requirements of Section 409A of the Code. This Agreement shall be construed, administered, and governed in a manner that effects such intent, and the Company shall not take any action that would be inconsistent with such intent. Notwithstanding anything herein to the contrary, (i) if at the time of

Employee’s Termination of Employment with the Company Employee is a "specified employee" as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such Termination of Employment is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) until the date that is six months following Employee’s Termination of Employment with the Company (or the earliest date as is permitted under Section 409A of the Code); and (ii) if any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such 'payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner that does not cause such an accelerated or additional tax or result in an additional cost to the Company. Notwithstanding anything herein to the contrary, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither the Company, its affiliates nor their respective boards of directors shall be held liable for any taxes, interest, penalties, or other similar monetary amounts owed by Employee or other taxpayers as a result of the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of October 1, 2021.

NOTICE TO EMPLOYEE: READ THIS AGREEMENT CAREFULLY BEFORE SIGNING. AMONG OTHER THINGS, IT REFERS TO AN AGREEMENT THAT IMPOSES NONCOMPETITION AND OTHER RESTRICTIVE COVENANTS ON YOU.

Chart Industries, Inc.
(“Company”)

/s/ Gerry Vinci
By: Gerry Vinci
Its: CHRO

Joe Brinkman
(“Employee”)

/s/ Joe Brinkman